Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Purchase Agreement (this “Agreement”) is entered into as of February 13, 2026 (the “Effective Date”), by and among (i) Off The Hook YS, Inc., a Nevada corporation (“Buyer” or “OTH”), and (ii) the parties listed on Schedule N attached hereto (each a “Seller” and collectively “Sellers”, and (iii) Apex Marine, LLC, a Florida limited liability company; Apex Marine Sales, LLC, a Florida limited liability company; and Apex Marine Stuart LLC, a Florida limited liability company Apex Marine Sales Brokerage, LLC, a Florida limited liability company (each a “Company” and collectively the “Companies”). Buyer and Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers collectively own 100% of the issued and outstanding equity interests of the following Companies (collectively, the “Companies”):

Apex Marine, LLC, a Florida limited liability company;

Apex Marine Sales, LLC, a Florida limited liability company;

Apex Marine Stuart LLC, a Florida limited liability company; and

Apex Marine Sales Brokerage, LLC, a Florida limited liability company

WHEREAS, the Companies collectively engage in a marina and boat dealership business, including dealer and manufacturer relationships, inventory, equipment, intellectual property, contracts, and related systems and data (the “Business”);

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of Sellers’ respective equity interests in the Companies on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire that this Agreement be a signed, formal definitive agreement, with Closing targeted to occur sixty (60) days after the Effective Date, subject to completion of due diligence and audits as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS; PURCHASE AND SALE

1.01	Definitions. Capitalized terms used herein have the meanings set forth below or elsewhere in this Agreement.

(a)“Company” means each of the Companies individually.

(b) “Companies” means all of the Companies collectively.

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(c) “Equity Interests” means all issued and outstanding membership interests, shares, units or other equity securities of each Company, and any options, warrants, convertible securities or other rights to acquire the foregoing.

(d) “Purchased Interests” means all of Sellers’ Equity Interests in the Companies (100% of the issued and outstanding Equity Interests of each Company).

(e) “Purchase Price” has the meaning set forth in Section 1.03.

(f) “Closing” and “Closing Date” have the meanings set forth in Article II.

(g) “Floor Plans” means the Wells Fargo floor plan and the NorthPointe floor plan identified on Schedule D.

(h) “Perera Loan” means the Perera Cash Flow loan identified on Schedule D.

(i) “Equipment Debt” means the indebtedness associated with the 150 Ton travel lift and the two (2) 20 Ton forklifts, including any related security interests, as set forth on Schedule E.

(j) “Seller Note” means a promissory note from Buyer to Sellers in the original principal amount of US $1,833,333.34 with a three (3) year term, bearing interest at a fixed rate of six percent (6.00%) per annum, with quarterly payments of principal and accrued interest commencing ___, 2026, and each quarter thereafter through the maturity date on _____, 2029, all as shown on an amortization schedule to be attached to the Seller Note. The Seller Note shall be secured by a Pledge and Security Agreement from Buyer to Sellers, in the form of Exhibit 3 hereto. Included within the Pledge and Security Agreement will be a schedule of the specific assets of the Companies pledged by Buyer to secure Buyer’s performance under the Seller Note.

(k) “Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(l) “Seller” or “Sellers” means all of the Members of each of the Companies, who are selling 100% of their membership interests in each Company or the Companies, as applicable, as shown os Schedule I attached hereto.

(j) “Schedules and Exhibits.” The Schedules attached to this Agreement as Schedules A-O and the Exhibits attached to this Agreement as Exhibits 1,2, 3, and 4, which are each incorporated as part of this Agreement.

1.02 Purchase and Sale of Purchased Interests. Subject to the terms and conditions of this Agreement, at Closing, Sellers shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase from Sellers, the Purchased Interests, free and clear of all liens, pledges, security interests, encumbrances and claims (collectively, “Liens”), other than Liens disclosed on Schedule B.

1.03 Purchase Price; Consideration. The aggregate purchase price for the Purchased Interests is Five Million Five Hundred Thousand Dollars (US $5,500,000.00) (the “Purchase Price”), payable at Closing as follows:

(a) Cash Consideration (one-third): US $1,833,333.33 by wire transfer in immediately available funds, subject to direct payoffs pursuant to Section 1.05.

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(b) Stock Consideration (one-third): US $1,833,33.33 in Buyer’s Common (class/series) stock, valued at US $2.70 per share, with the number of shares determined by dividing the Stock Consideration by the per-share value for a total of 670,000 shares (rounded down to the nearest whole share, with any remainder paid in cash).

(c) Seller Note (one-third): A promissory note from Buyer to Sellers in the original principal amount of US $1,833,333.34 with a three (3) year term, bearing interest at a fixed rate of six percent (6.00%) per annum consistent with the terms set out in Section 1.01(j) above., in substantially the form attached as Exhibit 1 (the “Seller Note”), which Seller Note shall be secured by a Pledge and Security Agreement, between Buyer, as pledgor, and Sellers, as pledgee, of the assets of the Companies set forth in a schedule attached to the Pledge and Security Agreement, in the form of Exhibit 3 hereto.

1.04 Stock Issuance; Securities Matters. The Stock Consideration shall be issued pursuant to an applicable exemption from registration under federal and state securities laws. Sellers shall execute customary investment representation documentation (Exhibit 2). The shares may bear customary restrictive legends and be subject to transfer restrictions but are otherwise freely tradeable (whether by sale or pledge) by Sellers or by any Seller after a six (6) month holding period commencing on the closing date, pursuant to applicable United States Securities Laws and Florida law, in that Buyer is a publicly traded reporting company.

1.05 Payoffs at Closing; Debt Treatment. At Closing, Buyer shall satisfy and cause to be paid in full the obligations identified on Schedule D (the Wells Fargo floor plan, the NorthPointe floor plan and the Perera Loan) in accordance with payoff letters and wiring instructions provided by Sellers, and Buyer shall obtain (or cause to be delivered promptly following Closing) customary lien releases and UCC termination statements.

Notwithstanding the foregoing, the Equipment Debt identified on Schedule E shall remain outstanding after Closing as an obligation of the applicable Company (or, if required by the applicable lender, assumed by Buyer or refinanced), subject to lender consent and documentation.

ARTICLE II
CLOSING

2.01 Closing. The Closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date that is sixty (60) days after the Effective Date (the “Closing Date”), subject to satisfaction or waiver of the conditions set forth in Article V, including completion of due diligence and audits (financial, inventory and otherwise). The Closing may be conducted remotely by exchange of executed documents and electronic delivery of funds unless the Parties agree otherwise.

2.02 Deliverables by Sellers. At Closing, Sellers shall deliver, or cause to be delivered, the following (as applicable):

(a) Certificates (if any) evidencing the Purchased Interests, free and clear of all Encumbrances, together with executed assignments of the Purchased Interests and any other instruments of transfer reasonably required by Buyer to effect the transfer of the Purchased Interests to Buyer at Closing.

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(b) A certificate of the Secretary (or other officer) of each Seller certifying: (i) that attached thereto are true and complete copies of all resolutions of the owners and managers of Sellers authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) to which each Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of each Seller authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(c) Resignations of the Managers of the limited liability companies, effective as of the Closing Date.

(d) A good standing certificate (or its equivalent) for each of the Companies from the secretary of state or similar Governmental Authority of the jurisdiction in which the Company is organized and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business.

(e) A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the “Code”).

(f) updated capitalization tables and equity registers for each Company in form prepared by Sellers;

(g) written consents/resolutions of the Companies and Sellers authorizing the transactions;

(h) payoff letters for the obligations listed on Schedule D and evidence of arrangements for release of Liens;

(i) evidence of control/transfer arrangements for Company-owned domains, websites, URLs, Dockmaster database and HubSpot accounts on Schedule G;

(j) such third-party consents, approvals or confirmations as are obtained pursuant to Section 4.05; and

(k) such other documents as Buyer may reasonably request to consummate the transactions contemplated hereby.

2.03 Buyer Deliverables. At Closing, Buyer shall deliver (or cause to be delivered) to Sellers the following:

(a) the Cash Payment, by wire transfer of immediately available funds to the accounts designated in writing by Sellers;

(b) the Seller Note, duly executed by Buyer, in substantially the form attached hereto as Exhibit 1;

(c) the Stock Consideration, issued and delivered in accordance with Section 1.03(b) and the applicable securities documentation required thereunder; and

(d) such other instruments and documents as may be reasonably required to consummate the transactions contemplated hereby.

(e) pay off funds and confirmations for the obligations listed on Schedule D, to the extent paid directly by Buyer.

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2.04 Adjustments to the Purchase Price. The Parties agree that cash or cash equivalents on hand on the closing date shall belong to Sellers except for deposits in escrow on sold boats as to which the sales have not closed. Further, all accounts receivable of the Companies not collected as of the closing date belong to Sellers. Sellers shall be responsible for payment of all accounts payable of the Companies not paid by the closing date but not for any accounts payable which arises as of the closing date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of Sellers. Sellers and the Companies, jointly and severally (except as otherwise expressly provided) represent and warrant to Buyer as of the Effective Date and as of the Closing Date as follows, except as set forth in the disclosure schedules:

(a) Organization; Authority. Each Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of formation and have full power and authority to enter into and perform this Agreement.

(b) Capitalization; Title to Equity Interests. The Equity Interests of each Company, and the ownership thereof, are as set forth on Schedule A. Sellers own the Purchased Interests free and clear of all Liens (other than restrictions under governing documents and applicable law disclosed on Schedule B).

(c) No Conflicts; Consents. The execution, delivery and performance of this Agreement do not violate the Companies documents, applicable law, or material contracts, except as disclosed. Required consents for change of control/transfer are listed on Schedule C.

(d) Financial Information. The Company has provided Buyer with true and complete financial information made available during diligence, subject to customary limitations and the absence of audit unless expressly stated.

(e) Inventory. The Companies own the inventory reflected on their books and records, including (without limitation) new boat inventory (Pursuit, Solace, Nautic Star and Fountain), used boats, parts and accessories, and service/shop supplies, subject to normal obsolescence and used condition. Inventory schedules and floor plan reconciliations are listed on Schedule F.

(f) Material Contracts; Manufacturer/Brand Agreements. Schedule H lists all material contracts, including all manufacturers, dealer, warranty, and brand agreements and authorizations. Each is valid and in full force and effect, and no notice of termination or default has been received, except as disclosed on Schedule H.

(g) Intellectual Property and Name. Companies own or have valid rights to use the APEX Marine name and derivatives, trademarks, logos, websites, domain names and other intellectual property used in the Business as listed on Schedule G.

(h) Systems and Data. Companies use the Dockmaster database and HubSpot as listed on Schedule G, and the Companies control such accounts and data or have the right to transfer/transition them in compliance with applicable law and contractual requirements.

(i) Indebtedness; Liens. All indebtedness and Liens (including Floor Plans, Perera Loan and Equipment Debt) are disclosed on Schedules D and E.

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(j) Absence of Undisclosed Liabilities. Except as set forth on Schedules D and E, the Company has no liabilities of any kind, whether accrued, contingent, absolute, determined, determinable, known, or unknown, other than liabilities incurred in the ordinary course consistent with past practice since the date of the most recent financials provided to Buyer.

(k) Taxes; Tax Liens; Tax Debt. (a) The Company has timely filed all material federal, state, local, and foreign tax returns required to be filed and has paid all taxes due and owing. (b) There are no tax liens, assessments, or claims for taxes against the Company, its assets, or the Equity Interests, except as disclosed on Schedule I.1

(l) Litigation; Claims; Investigations. (a) Except as fully disclosed on Schedule J, there is no action, suit, arbitration, inquiry, or proceeding pending or, to the Company’s or Sellers’ knowledge, threatened against the Company, the Business, or Sellers relating to the Business. (b) Schedule J also discloses all claims (written or oral), demand letters, warranty disputes, governmental investigations, administrative proceedings, judgments, consent decrees, settlements, and circumstances that could reasonably be expected to give rise to a claim. (c) Sellers have delivered to Buyer all pleadings, correspondence, and settlement communications in their possession relating to any such matters.

(m) Keys Boating Center. In addition to his membership interests owned in the Companies, Ismael Perera is also the owner of a fifty percent (50%) membership interest in The Trailer Shop Keys, LLC d/b/a Keys Boating Center, a Florida limited liability company, which engages in a marine sales, maintenance and repair business located in Key Largo, Florida.

(n) Full Disclosure. No representation or warranty herein, and no information provided to Buyer in connection with this transaction, contains any untrue statement of material fact or omits a material fact necessary to make the statements made not misleading.

(o) Compliance with Laws; Permits; Violations. To each respective Seller’s knowledge, each he Company is in compliance in all material respects with applicable laws, including licensing and permitting requirements, except as disclosed on Schedule M.

3.02 No Misstatements; Full Disclosure. No representation or warranty contained in this Agreement, and no information provided by Sellers or the Company to Buyer in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading in light of the circumstances in which they were made. Sellers and the Company acknowledge Buyer is relying on the completeness of disclosure regarding taxes, indebtedness, liens, litigation, and claims.

3.03 Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the Effective Date and as of the Closing Date that: (a) Buyer is duly organized and in good standing (if applicable); (b) Buyer has full power and authority to enter into and perform this Agreement; (c) this Agreement constitutes a legal, valid and binding obligation of Buyer; and (d) Buyer has sufficient authorized equity to issue the Stock Consideration and has taken (or will take prior to Closing) all necessary corporate action to authorize issuance of such shares.

1 Seller CPA to review and provide schedule as needed.

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ARTICLE IV
COVENANTS

4.01 Conduct of Business. From the Effective Date until Closing, Sellers shall cause the Companies to operate the Business in the ordinary course consistent with past practice, preserve relationships with manufacturers, customers and suppliers, maintain inventory and assets, and not, without Buyer’s prior written consent (not unreasonably withheld), (a) incur material indebtedness other than in the ordinary course, (b) grant Liens, (c) make distributions or other transfers of value to equity holders (other than as disclosed on Schedule K), (d) sell or dispose of material assets, or (e) amend organizational documents in a manner adverse to Buyer; provided, that, the Parties agree that the assets of the Companies listed in Schedule O to this Agreement are excluded as assets of the Companies being acquired by Buyer under this Agreement (the “Excluded Assets”), and as of the closing date such Excluded Assets shall be transferred by the applicable Companies to Ismael Perera, personally, or to his assignees, without any rights of Buyer therein or compensation to Buyer of any kind therefor

4.02 Access; Due Diligence and Audits. Sellers with appropriate prior notice from Buyer shall provide Buyer and its representatives reasonable access during normal business hours to facilities, personnel, books and records, inventory, floor plan statements, and systems as reasonably necessary to conduct due diligence and audits (financial, inventory and otherwise), subject to customary confidentiality and safety requirements. Notwithstanding the foregoing, without the express written consent of Sellers, Buyer shall not discuss the existence of this Agreement or the terms of the transactions reflected herein with any employee of or consultant to Sellers or to any other third party except Buyer’s legal counsel, accountants, and other third parties on an absolute need to know basis.

4.03 Exclusivity. From the Effective Date until the earlier of Closing or termination of this Agreement, Sellers shall not, and shall cause the Companies and their representatives not to, solicit, initiate or enter into discussions with any third party regarding any sale of equity interests or material assets of any Company or any similar transaction involving the Business, other than the transactions contemplated hereby.

4.04 No Leakage. Except as expressly disclosed on Schedule K or in the ordinary course consistent with past practice, Sellers shall not, and shall cause the Companies not to, declare or pay dividends, make distributions, pay management fees to related parties, or otherwise transfer value to Sellers or their affiliates prior to Closing.

4.05 Third-Party Consents; Manufacturer/Dealer Continuity. The Parties shall use commercially reasonable efforts to obtain all consents, approvals and confirmations required under material contracts and dealer/manufacturer agreements in connection with the transactions contemplated hereby, including any change-of-control consents. If any such agreement is not assignable or cannot continue after Closing, the Parties shall cooperate in good faith to seek to implement a lawful and commercially reasonable alternative arrangement intended to preserve the economic benefits for Buyer to the greatest extent practicable.

4.06 Transition Assistance. For a period of one-hundred twenty (120) days following Closing (or such other period as the Parties may agree), Sellers shall provide reasonable transition assistance to Buyer to facilitate continuity of operations, including orderly transfer of administrative control of Company-owned domains, website assets, Dockmaster database and HubSpot accounts.

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ARTICLE V
CONDITIONS TO CLOSING

5.01 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the Closing is subject to satisfaction (or waiver by Buyer) of the following conditions:

(a) Due Diligence. Buyer has completed due diligence and audits to its satisfaction in its sole discretion.

(b) Accuracy of Representations; Performance. Sellers’ representations and warranties are true and correct in all material respects, and Sellers have performed all material covenants.

(c) Payoffs; Releases. Buyer has received payoff letters and evidence of arrangements to deliver releases of Liens and UCC terminations for the obligations listed on Schedule D.

(d) Consents. Buyer has received the material third-party consents/confirmations identified on Schedule C (or acceptable alternatives).

(e) No Material Adverse Effect. No event has occurred that has had or would reasonably be expected to have a material adverse effect on the Companies taken as a whole.

(f) No Termination or Threatened Termination. No termination or threatened termination of any material manufacturer/brand agreement as a result of the transactions contemplated hereby.

(g) Seller Closing Deliverables. Selles Closing Deliverables listed in Section 2.02 shall have been provided to the Buyer.

5.02 Conditions to Sellers’ Obligations. Sellers’ obligation to consummate the Closing is subject to satisfaction (or waiver by Sellers) of the following conditions:

(a) Accuracy of Buyer Representations. Buyer’s representations and warranties are true and correct in all material respects.

(b) Performance; Deliveries. Buyer has performed all material covenants and delivered the consideration required by Article I.

(c) Stock Issuance Authorization. Buyers have taken all necessary corporate action to issue the Stock Consideration at Closing.

ARTICLE VI
INDEMNIFICATION

6.01 Indemnification by Sellers. Subject to the other terms and conditions of this Article VI, except for any claim or matter disclosed in this Agreement by Seller to Buyer (whether in a Schedule hereto or otherwise) each Seller (each, a “Seller Indemnitor”) shall, in proportion to such Seller’s percentage ownership of the Interests sold pursuant to this Agreement, indemnify, defend, and hold harmless Buyer and its Affiliates (including the Company following Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) from and against, and shall pay and reimburse the Buyer Indemnitees for, any and all liabilities, obligations, claims, taxes, fines, deficiencies, demands, assessments, losses (, damages, costs, and expenses (including reasonable attorneys’ fees and expenses and all court costs and costs of other corrective and remedial actions) (collectively, “Losses”) to the extent arising out of or resulting from: (a) any material inaccuracy in or breach of any material representation or warranty of Sellers contained in this Agreement or any other Transaction Document, or (b) any breach or non-fulfillment of any material covenant, agreement, or obligation of Sellers under this Agreement or any other Transaction Document.

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Notwithstanding the foregoing, Sellers shall not be liable under this Section 6.01 for lLosses to the extent arising from an inaccuracy, breach, or non-fulfillment described above if, prior to the Closing, Buyer had Actual Knowledge of such inaccuracy, breach, or non-fulfillment. “Actual Knowledge” means the actual, conscious knowledge and shall not include constructive knowledge, imputed knowledge, or knowledge that could have been obtained through investigation, diligence, or inquiry.

6.02 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Sellers and their affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) arising out of or resulting from: (a) any material breach of any material representation or warranty of Buyer in this Agreement; (b) any material breach of any material covenant or agreement of Buyer in this Agreement; and (c) liabilities arising from the operation of the Companies after the Closing Date, including without limitation the Equipment Debt as identified on Schedule E.

6.03 Survival; Limitations. The representations and warranties of the Parties shall survive Closing for a period of twenty-four (24) months, except those representations relating to organization, authority, capitalization and title to Purchased Interests (the “Fundamental Representations”) and tax matters, and claims for fraud, intentional misrepresentation or willful concealment shall survive until expiration of the applicable statute of limitations.. Indemnity lCaims procedures under this Article VI shall be as set forth on Schedule L.

ARTICLE VII
TERMINATION

7.01 Termination. This Agreement may be terminated prior to Closing: (a) by mutual written agreement of the Parties; (b) by either Party if the other Party materially breaches this Agreement and fails to cure such breach within fifteen (15) days after written notice; or (c) by either Party if the Closing has not occurred on or prior to the expiration of ninety (90) () days from the effective date of this Agreement (the “Outside Date”), provided that the terminating Party is not in material breach; provided, that, the Outside Date may be extended by mutual written agreement of the Parties.

7.02 Effect of Termination. Upon termination, this Agreement shall be of no further force and effect, except that provisions that by their nature should survive (including confidentiality, governing law, venue, and liability for willful breach) shall survive termination.

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ARTICLE VIII

TAX MATTERS

8.01 Tax Structuring. The acquisition of the membership interests of any of the Companies taxed as a partnership for United States federal income tax purposes shall be taxed to the Sellers as a sale of their partnership interests and treated as an acquisition of assets by the Buyer under Rev. Rul 99-6 Situation 2. The acquisition of the membership interests of any of the Companies taxed as an S-Corporation for United States federal income tax purposes shall be taxed to the Sellers as a sale of stock of such Companies. No election under Section 338(h)(10) shall be made with respect to the acquisition of any of the Companies taxed as an S-Corporation. Buyer agrees to accommodate changes to the transaction structure contemplated in this Agreement if requested by Sellers to optimize Sellers’ tax treatment of the sale of the said membership interests of the Companies.

8.02 Tax Covenants.

(a) Without the prior written consent of Buyer, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) materially amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Companies, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any Straddle Period beginning after the Closing Date, unless required under applicable Law.

(b) All applicable transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (“Transfer Taxes”) shall be borne and paid fifty percent (50%)by Seller and fifty percent (50%) by Buyer when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes or fees (and Buyer shall cooperate with respect thereto and remit to Seller its portion (if any) of such Transfer Taxes as necessary).

(c) (i) Seller shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of, or with respect to, the Companies or its assets for taxable periods that end on or before the Closing Date and that are required to be filed on or prior to the Closing Date (taking into account any extensions). All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by applicable Law). Seller shall be responsible for and pay all Taxes due and owing with respect to such Tax Returns or for which they are otherwise responsible to pay. Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date \ and all Straddle Period Tax Returns. Any such Tax Return shall be subject to Sellers’ reasonable written consent prior to filing and shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

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(d) Purchase Price Allocation. Buyer and Seller agree that subject to Section 8.01 hereof, the acquisition of the Companies taxed as partnerships for federal income tax purposes contemplated hereby will be treated for federal income Tax purposes as a purchase of the assets of such Company. Seller shall prepare, and deliver to Buyer, at Closing, an allocation of the Purchase Price and assumed obligations among the relevant Company assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (the “Allocation”) based upon the allocation statement set forth in Exhibit 4 attached hereto. Buyer shall have thirty (30) days from the receipt of the Allocation or any update thereto to review and comment on the Allocation, after which Seller and Buyer shall reasonably agree in writing on such Allocation prior to the Closing. Seller shall use commercially reasonable efforts to update the Allocation in a manner consistent with Section 1060 of the Code following any adjustments to the Purchase Price pursuant to this Agreement. Seller shall provide Buyer with any such updated Allocation, and Buyer shall have thirty (30) days from the receipt of the Allocation or any update thereto to review and comment on such adjustments to the Allocation, after which Seller and Buyer shall reasonably agree on such adjustments. Disputes under this Section 8.02(d) shall be resolved under the procedures described in Section 10.01. Seller and Buyer shall report consistently with the Allocation in all Tax Returns, including IRS Form 8594, which Seller and Buyer shall timely file with the IRS, and neither Seller nor Buyer shall take any position in any return that is inconsistent with the Allocation, as adjusted, in each case, unless required to do so by a final determination as defined in Section 1313 of the Code.

8.03 Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

8.04 Cooperation and Exchange of Information. Sellers and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns filed by Buyer pursuant to this Agreement and accompanying documents. Each of Sellers and Buyer shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, “Tax Records”) until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

ARTICLE IX

NON-COMPETITION; NON-SOLICITATION

9.01 Non-Competition; Non-Solicitation.

(a) For a period of thirty six (36) Months commencing on the Closing Date (the “Restricted Period”), the members of Sellers owning more than a ten percent (10%) membership interest in any of the Companies (“Applicable Parties” shall not, and shall not permit any of its affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the boat sales or brokerage business (the “Restricted Business”) in Miami-Dade County, Florida, Broward County, Florida, or Palm Beach Couty, Florida (the “Territory”); (ii) have an interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, stockholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers or suppliers of the Company. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent ( 5%) or more of any class of securities of such Person.

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(b) During the Restricted Period, Applicable Parties shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any current or former employee of the Company or encourage any employee to leave the Company’s employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, however, nothing in this Section shall prevent Seller or any of its Affiliates from hiring: (i) any employee terminated by the Company; or (ii) after one hundred eighty (180) days from the date of resignation, any employee that has resigned from the Company.

(c) Sellers acknowledge that a breach or threatened breach of this Section would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Applicable Parties of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(d) Sellers acknowledge that the restrictions contained in this Section are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e) Notwithstanding anything to the contrary, this Article IX and the restrictive covenants and the other conditions and restrictions contained herein shall not apply to Sean Fenniman, who is presently a member of Apex Marine Stuart, LLC, and whose living is largely selling boats in the Territory.

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ARTICLE X
MISCELLANEOUS

10.01 Governing Law; Venue; Arbitration. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Any dispute, controversy or claim arising out of or related in any manner to this Agreement which cannot be amicably resolved by the parties shall be solely and finally settled by arbitration administered by the American Arbitration Association in accordance with its commercial arbitration rules. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place before a panel of three arbitrators sitting in Palm Beach County, Florida. The language of the arbitration shall be English. The arbitrators will be bound to adjudicate all disputes in accordance with the laws of the State of Florida. The decision of the arbitrators shall be in writing with written findings of fact and shall be final and binding on the parties. The arbitrator shall be empowered to award money damages, but shall not be empowered to award consequential damages, indirect damages, incidental damages, special damages, exemplary, punitive damages or specific performance. Except as otherwise provided in this Agreement, each party shall bear its own costs relating to the arbitration proceedings irrespective of its outcome. This Section provides the sole recourse for the settlement of any disputes arising out of, in connection with, or related to this Agreement, except that a party may seek a preliminary injunction or other injunctive relief in any State court of competent jurisdiction or federal court, located in Palm Beach County, Florida, if in its reasonable judgment such action is necessary to avoid irreparable harm.

10.02 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY in any action, proceeding, or counterclaim arising out of or relating to this Agreement, the transactions contemplated hereby, or any document executed in connection herewith, whether now existing or hereafter arising, and whether sounding in contract, tort, or otherwise. Each Party acknowledges and agrees that (a) this waiver is a material inducement for the Parties to enter into this Agreement, (b) it has knowingly and voluntarily waived its jury trial rights, and (c) it has had the opportunity to consult with counsel regarding this waiver.

10.03 Attorneys’ Fees. In the event of any action, suit, arbitration, or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby, or the breach, enforcement, or interpretation hereof, the substantially prevailing Party shall be entitled to recover from the non-prevailing Party all reasonable attorneys’ fees and costs incurred in connection therewith, including fees and costs incurred at trial, on appeal, in bankruptcy proceedings, and in any post-judgment enforcement or collection efforts, in addition to any other relief to which such substantially prevailing Party may be entitled.

For purposes of this Section, “attorneys’ fees” includes paralegal fees, expert fees, court costs, and other litigation expenses recoverable under Florida law. If more than one Party is determined to be a substantially prevailing Party, the arbitration panel, or court (where applicable) shall allocate fees and costs in a manner it deems equitable. This Section shall apply to actions seeking legal or equitable relief, including specific performance and injunctive relief.

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10.04 Entire Agreement; Amendments; Counterparts. This Agreement (including all Schedules and Exhibits) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements. This Agreement may be amended only by a written instrument executed by Buyer and Sellers. This Agreement may be executed in counterparts, each of which shall be deemed an original, and signatures delivered electronically shall be effective.

10.05 Assignment. Buyer, on no less than seven (7) days’ notice to Sellers, may assign this Agreement to an affiliate without Sellers’ consent, provided that no such assignment shall relieve Buyer of its obligations hereunder.

10.06 Confidentiality. From and after the Closing, each Party shall, and shall cause its Affiliates and its and their respective managers, directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, “Representatives”) to, hold in confidence any and all information, in any form, concerning the Company and this Transaction, except to the extent that the Party can show that such information: (a) is generally available to and known by the public through no fault of that Party, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired independently by the Party, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by any obligation. If a Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, that Party shall promptly notify the other Party in writing and shall disclose only that portion of such information which is legally required to be disclosed; provided, however, each Party shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Notwithstanding the foregoing, after execution of this Agreement, Buyer may issue a Press Release or other similar communication to the public generally describing the purchase and sale transaction set forth in this Agreement, after first providing a copy of such written communication to Sellers for their information provided that such communication or communications are accurate in their description of the transaction as set forth in this Agreement, and Buyer also take such pre-closing actions and post-closing actions in terms of public type written communications where required or permitted under applicable securities laws, with reasonable prior notice to Buyer thereof..

10.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

10.08 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

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10.09 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt or refusal); (b) when received or refused by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on receipt or refusal where sent by United States first class registered or certified mail, return receipt requested, and postage prepaid if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given on at least five (5) days’ notice) in accordance with this Section):

If to Sellers:

Paul A. Lester, Esq

9150 South Dadeland Boulevard, Suite 1400

Miami, FL 33156

Issy Perera

______________________

______________________

If to Buyer:

Brian S. John, CEO

1701 J.E.L Wade Drive

Wilmington, NC 28401

Christopher M. Galeta, Esq., In-House Legal Counsel

1701 J.E.L Wade Drive

Wilmington, NC 28401

10.10 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.11 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

10.12 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

THIS SPACE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BUYER:

OFF THE HOOK YS, INC.,

a Nevada corporation

By:	/s/ Brian John
Name:	Brian S. John, CEO
Date:	February 13, 2026

SELLERS:

APEX MARINE SALES, LLC,

a Florida limited liability company

By:	/s/ Ismael Perera
Name:	Ismael Perera
Title:	Manager
Date:	February 13, 2026

APEX MARINE STUART LLC,

a Florida limited liability company

By:	/s/ Ismael Perera
Name:	Ismael Perera
Title:	Manager
Date:	February 13, 2026

APEX MARINE, LLC,

a Florida limited liability company

By:	/s/ Ismael Perera
Ismael Perera, Manager
Date:	February 13, 2026

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SCHEDULES AND EXHIBITS

Schedule A – Sellers; Capitalization and Ownership of the Companies

Schedule B – Liens and Restrictions Affecting Purchased Interests

Schedule C – Required Consents and Approvals (including manufacturer/dealer and lender consents)

Schedule D – Payoff Items at Closing (Wells Fargo Floor Plan; NorthPointe Floor Plan; Perera Cash Flow Loan)

Schedule E – Equipment Debt to Remain/Be Assumed one (1) 150 Ton Travel Lift; two (2) 20 ton forklifts)

Schedule F – Inventory; Floor Plan Reconciliations; New Boat Inventory (Pursuit, Solace, Nautic Star, Fountain)

Schedule G – Intellectual Property; Domains/URLs; Website; Dockmaster and HubSpot Accounts and Administrative Access

Schedule H – Dealer and Manufacturer Agreements/Licenses/Brands

Schedule I – Taxes

Schedule J – Litigation/Claims

Schedule K – Permitted Leakage/Related-Party Transactions (if any)

Schedule L – Indemnification Procedures

Schedule M - Compliance with Laws; Permits; Violations (if any)

Schedule N – List of the parties who are the Sellers

Schedule O - Excluded Assets

Exhibit 1 – Seller Promissory Note

Exhibit 2 – Investment Representation Letter (Stock Consideration)

Exhibit 3—Pledge and Security Agreement

Exhibit 4 – Tax Allocation Statement

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ALLOCATION STATEMENT

The Parties agree that Closing Cash Purchase Price, increased by the Earnout Payment Amounts, increased by the Assumed Liabilities and other relevant items (the “Purchase Price”), will be allocated for Tax purposes among the Company’s assets in a manner consistent with the methodology set forth below:

Cash and Cash Equivalents (Class I)	Actual amount of Cash (to the extent not excluded) from the Companies’ Financial Statements (“FS”)

Marketable Securities (Class II)	Actual Amount of Marketable Securities (if any) from FS

Accounts Receivable (Class III)	Book Value on the FS of the Companies (to the extent not excluded)

Inventory (Class IV)	Book Value assigned to Inventory on the FS of the Companies

Assets other than Class I, II, III, IV, VI, and VII Assets (Class V)	Book Value for any real estate assets and adjusted tax basis for all Class V assets that constitute Section 1245 property as of the Closing Date (including business equipment and vehicles)

Section 197 Intangibles (Class VI)	Section 197 Intangibles other than goodwill and going concern value at their adjusted tax basis on the FS of the Companies

Goodwill and Going Concern Value (Class VII)	Remainder of the Purchase Price

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